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                                                                   Exhibit 99


                                       Kathleen S. Dvorak
                                       Vice President, Investor Relations
                                                 or
                                       Randall W. Larrimore
                                       President and Chief Executive Officer
                                       United Stationers Inc.
                                       (847)  699-5000

                                       FOR IMMEDIATE RELEASE

                           UNITED STATIONERS INC.
                     ANNOUNCES RESIGNATION OF OFFICER

     DES PLAINES, Ill. March 6, 2000 -- United Stationers Inc. (Nasdaq:USTR), North America's largest distributor of business products, announced that Daniel H. Bushell has resigned as executive vice president, chief development officer, and chief financial officer. Bushell has been chief financial officer at United Stationers since 1995 and its predecessor, Associated Stationers, since 1992.

     "Dan desires to be in a chief executive officer-type position. Together, we have agreed that such an opportunity would not be available to him at United Stationers in the near term," said Randall W. Larrimore, president and chief executive officer. "His role at United has been far beyond that of chief financial officer. Dan has made significant and valuable contributions to our company's strategy, growth, profitability and strong financial position. We will miss Dan, but because of his contributions, United Stationers is well-positioned to achieve its goals," added Larrimore.

     "United is a great company. It has terrific people and I am going to miss them," said Bushell.

     The company has engaged Peter Crist, vice chairman of Korn Ferry International, to conduct a search for a new CFO. Mr. Larrimore will serve as chief financial officer in the interim.

     United Stationers Inc. is a $3.4 billion company and is North America's largest distributor of business products to resellers. United makes more than 35,000 items available to 20,000 resellers within 24 hours of receiving the order. It does this through an integrated distribution system that links 39 regional distribution centers, 21 Lagasse distribution centers that serve the janitorial and sanitation industry, and six Azerty distribution centers that serve computer supply resellers.

     With the exception of statements regarding historical matters, the matters discussed in this press release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. Such risks and uncertainties include, but are not limited to, the highly-competitive environment in which the Company operates, the integration of acquisitions, changes in end-users" traditional demands for business products, reliance by the Company on certain key suppliers, and the effects on the Company of fluctuations in manufacturers" pricing and general economic conditions. A description of these factors, as well as other factors, which could affect the Company's business, is set forth in certain of the Company's filings with the Securities and Exchange Commission.

     The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

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